Exhibit 99.1

IO Biotech Reports 2024 Business Highlights

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Preparations for submission of a Biologics License Application (BLA) for Cylembio® (imsapepimut and etimupepimut, adjuvanted) to FDA by year end 2025 remain on track. The trial completed enrollment in December 2023 ahead of plan with 407 patients. The primary endpoint of the pivotal Phase 3 trial is progression free survival (PFS); the rate of PFS events has slowed and the readout of the primary endpoint is now expected in the third quarter of 2025

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Enrollment completed ahead of schedule in Phase 2 basket trial of Cylembio as neoadjuvant/adjuvant treatment for patients with resectable melanoma or head and neck cancer; initial data anticipated in the second half of 2025

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Cash and cash equivalents at the end of fourth quarter of 2024 of approximately $60.0 million; secured up to €57.5 million in debt financing from the European Investment Bank (EIB); the company expects that the capital drawn from the three committed tranches of the EIB debt facility will extend cash runway into the second quarter of 2026

•	Presentation at TD Cowen’s 45th Annual Health Care Conference on March 5, 2025

New York, NY – March 4, 2025: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines, today reported business highlights for the fourth quarter of 2024.

“We accomplished significant milestones in 2024 as we continue to rapidly advance our clinical programs investigating the benefits of Cylembio for the treatment of patients with advanced melanoma, metastatic head and neck cancer, and metastatic lung cancer,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “With the primary endpoint readout of our pivotal Phase 3 trial investigating Cylembio in combination with pembrolizumab for patients with advanced melanoma now expected in the third quarter, we expect 2025 could be an exciting year for IO Biotech. Pending positive data, we expect to submit a BLA to the US FDA by the end of the year and a potential launch in the US in 2026.”

Dr. Zocca continued, “There is still a significant unmet medical need for new treatment options for patients suffering from advanced melanoma, metastatic head and neck cancer, and metastatic lung cancer. The full IO Biotech team is proud to be leading the next frontier of immune-oncology with the development of therapeutic cancer vaccines for these and other difficult-to-treat cancers. Our investigational therapeutic cancer vaccines are designed with a unique mechanism of action capable of targeting both immune-suppressive cells in the tumor microenvironment (TME) and cancer cells, which have demonstrated promising activity when combined with an anti-PD-1 therapy. We look forward to potentially commercializing a first-in-class immune-modulatory, off-the-shelf therapeutic cancer vaccine that could be delivered to cancer patients when treatment is needed.”

Upcoming Investor Conferences

•	Cowen’s 45th Annual Health Care Conference: March 5, 2025

Fourth Quarter 2024 and other Recent Highlights

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The company’s Phase 3 pivotal trial (IOB-013/KN-D18), which is evaluating Cylembio® (imsapepimut and etimupepimut, adjuvanted), its investigational therapeutic cancer vaccine, in combination with Merck’s (known as MSD outside of the United States and Canada) anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in advanced melanoma, is ongoing with full enrollment of 407 patients reached in December 2023. The primary endpoint of the Phase 3 trial is progression free survival (PFS); the rate of PFS events has slowed in the study, and as such, the company now expects the readout of the PFS primary endpoint in third quarter of 2025. The company continues to plan to submit a BLA to the FDA in 2025 for Cylembio and, subject to FDA approval, launch its first therapeutic cancer vaccine in the US in 2026 for patients with advanced melanoma.

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The company continues to progress clinical development of Cylembio in its perioperative Phase 2 solid tumor basket trial (IOB-032/PN-E40) studying treatment with Cylembio in combination with pembrolizumab in earlier stage disease, with enrollment completed ahead of schedule with 95 patients. In this trial, patients with resectable melanoma or squamous cell carcinoma of the head and neck (SCCHN) are dosed before (neo-adjuvant) and after (adjuvant) surgery with curative intent. The company expects initial data from this trial in the second half of 2025.

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Building on the body of clinical evidence for Cylembio, the company announced that the primary endpoint of overall response rate (ORR) was met, along with encouraging PFS data, from its Phase 2 basket trial IOB-022/KN-D38 investigating Cylembio given in combination with pembrolizumab as first-line treatment for SCCHN. Additionally, promising activity demonstrated in the first-line treatment for metastatic non-small cell lung cancer (NSCLC) with approximately half of patients having no disease progression at 12 months. The safety profiles in both cohorts were consistent with prior studies on the combination of Cylembio with checkpoint inhibitors and no significant added systemic toxicities compared to an anti-PD1 monotherapy. Patients in this basket trial will continue to be followed, with longer-term data expected in the second half of 2025.

•	The company adopted Cylembio (imsapepimut and etimupepimut, adjuvant) as the US brand name for its IO102-IO103 lead investigational therapeutic cancer vaccine.

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New preclinical data for IO112, the company’s second immune-modulatory therapeutic cancer vaccine candidate targeting Arginase-1, was published in the Journal for ImmunoTherapy of Cancer. The company plans to submit an Investigational New Drug Application (IND) for IO112 to the FDA in 2025.

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In December, the company secured up to €57.5 million in debt financing from the European Investment Bank to support the continued development of its portfolio generated from its T-Win® platform as well as pre-commercialization efforts for Cylembio. The debt facility includes three committed tranches totaling up to €37.5 million, which will become available if the company satisfies certain conditions, and one uncommitted accordion tranche of €20 million.

About Cylembio®

Cylembio® (imsapepimut and etimupepimut, adjuvanted) is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine candidate designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase 1 (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating Cylembio in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating Cylembio in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. Enrollment in the three ongoing company-sponsored clinical trials is now complete.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to Cylembio.

Cylembio® is a registered trademark of IO Biotech ApS, a subsidiary of IO Biotech.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. A total of 407 patients have been enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression free survival. Top-line data readout is expected in the third quarter of 2025. Secondary endpoints include overall response rate, overall survival, durable objective response rate, complete response rate, duration of response, time to complete response, disease control rate, and incidence of adverse events and serious adverse events (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed as exploratory endpoints. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in the first-line treatment of metastatic non-small cell lung cancer (NSCLC) or metastatic squamous cell carcinoma of the head and neck (SCCHN) at sites in the United States, Spain, and the United Kingdom. IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IOB-032/PN-E40 Phase 2 Solid Tumor Basket Trial

IOB-032/PN-E40 (NCT05280314) is a multicenter Phase 2 basket trial investigating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) as neo-adjuvant/adjuvant treatment of patients with solid tumors at sites in Australia, the United States, France, Germany, Spain, and Denmark. The study completed enrollment in all cohorts: 18 patients with melanoma in cohort A and 16 patients with SCCHN in cohort B, both as single arm cohorts receiving combination of Cylembio with pembrolizumab. In cohort C, 61 melanoma patients were randomized 1:1 to either the combination of Cylembio with pembrolizumab or pembrolizumab alone. In the neo-adjuvant period, for all cohorts, treatment is every 3 weeks (Q3W) for 3 cycles (melanoma) or 2-3 cycles (SCCHN). Patients entering the study will be scheduled for surgery and begin neoadjuvant treatment 4-9 weeks prior. Surgery will be followed by adjuvant treatment with the same regimen for 15 cycles. Cohort C patients with poor pathological response to pembrolizumab alone in the neo-adjuvant phase (>10% residual viable tumor) may cross over to combination treatment post-surgery. The primary endpoint is major pathological response at surgery (≤10% residual viable tumor; central assessment). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, Cylembio®, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), has been granted a Breakthrough Therapy Designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the expected timing of the top-line data from, or outcome of, the company’s Phase 3 trial, the timing regarding submission of a BLA, the timing regarding launch of Cylembio, the timing or outcome of other current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Edelman

917-498-1967

julie.funesti@edelman.com